Exhibit 99.1
For Immediate Release	Contact: Frank Paci
August 4, 2009	(919) 774-6700

THE PANTRY ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

Cary, North Carolina, August 4, 2009 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its third fiscal quarter ended June 25, 2009.

The Company reported net income for the quarter of $43,000, or $0.00 per share, compared with $10.7 million, or $0.48 per share on a diluted basis, in last year’s third quarter. EBITDA was $48.0 million, compared with $66.1 million a year ago. Net cash provided by operating activities was $41.0 million, compared with $60.0 million in the third quarter fiscal 2008. Results for last year’s third quarter included $0.04 per share in losses on gasoline hedging positions.

Merchandise revenues for the quarter were up 0.5% overall and 0.2% on a comparable store basis from a year ago. The merchandise gross margin was 35.0%, down from 36.5% a year ago, primarily due to increased taxes on cigarettes and other tobacco products. Total merchandise gross profit for the quarter was $151.1 million, down 3.5% from the corresponding period a year ago.

Retail gasoline gallons sold in the quarter were up 0.3% overall and down 0.5% on a comparable store basis. Excluding diesel gallons, comparable store gallons sold increased 1.4% from a year ago. Total gasoline revenues fell 41.2%, primarily due to a 40.4% year-over-year decline in the average retail price per gallon, to $2.21. The retail gross margin per gallon was 9.3 cents, compared with 10.7 cents a year ago. Total gasoline gross profit for the quarter was $50.0 million, down 13.0% from a year ago.

Total store operating and general and administrative (G&A) expenses were $153.2 million, up 3.3% from the prior year. Store operating expenses of $125.4 million were down 0.6% from a year ago, while G&A expenses of $27.8 million were up $5.6 million, or 25.2%. Of the $5.6 million year-over-year increase in G&A expenses, $4.6 million was related to real estate gains and losses, CEO transition costs and the accelerated vesting of stock-based compensation.

Chairman and Chief Executive Officer Peter J. Sodini said, “During the quarter we experienced a weak gas margin due to a sharp rise in wholesale gasoline costs. While our retail gas margin was below average for the quarter, the year-to-date margin was still strong at 15.3 cents per gallon and we believe we remain on target for a full-year gas margin well above our long-term average and in line with our previous guidance. Third quarter results were also affected by the ongoing economic softness in our markets and by higher tobacco excise taxes.”

For the first nine months of fiscal 2009, net income was $45.8 million, or $2.06 per share, compared with $8.8 million, or $0.40 per share, in the corresponding period last year. EBITDA for the first nine months of fiscal 2009 was $209.6 million, up 31.2% from $159.8 million for the first nine months of fiscal 2008. Net cash provided by operating activities was $147.9 million, compared with $91.2 million in the first three quarters of fiscal 2008.

During the quarter, the Company completed the acquisition from Herndon Oil Corporation of 38 convenience stores, which are primarily located in the Mobile, Alabama market.

The Company believes its liquidity position remains excellent, with $215.4 million in cash on hand and approximately $143 million in available capacity under its revolving credit facilities. Mr. Sodini commented, “Our strong cash flow from operations during the first nine months of fiscal 2009 has enabled us to acquire 41 stores for $48 million and to reduce our debt and lease financing obligations by $52 million without a significant change in our cash position.”

The Company also provided updated guidance ranges for its expected fiscal 2009 performance. The new ranges include the impact of acquired stores as well as recent increases in state tobacco taxes in Florida and Mississippi:

•	Merchandise revenues – $1.65 billion to $1.66 billion;
•	Retail gasoline sales – 2.06 billion to 2.07 billion gallons;
•	Merchandise gross margin – 35.4% to 35.7%;
•	Retail gasoline gross margin – 14.4 cents to 15.4 cents per gallon;
•	Store operating and G&A expenses – $617 million to $621 million;

•	Depreciation & amortization – $106 million to $108 million;
•	Interest expense – $84 million to $85 million.

Conference Call

Interested parties are invited to listen to the third quarter earnings conference call scheduled for Tuesday, August 4, 2009 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and will be accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until August 11, 2009.

Use of Non-GAAP Measures

EBITDA and Adjusted EBITDA

EBITDA is defined by the Company as net income before interest expense, net, gain/loss on extinguishment of debt, income taxes and depreciation and amortization. Adjusted EBITDA includes the lease payments the Company makes under its lease finance obligations as a reduction to EBITDA. EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity under accounting principles generally accepted in the United States (“GAAP”) and should not be considered as substitutes for net income, cash flows from operating activities or other income or cash flow statement data. The Company has included information concerning EBITDA and Adjusted EBITDA because it believes investors find this information useful as a reflection of the resources available for strategic opportunities including, among others, to invest in the Company’s business, make strategic acquisitions and to service debt. Management also uses EBITDA and Adjusted EBITDA to review the performance of the Company's business directly resulting from its retail operations and for budgeting and field operations compensation targets.

In accordance with GAAP, certain of the Company’s leases, including all of its sale-leaseback arrangements, are accounted for as lease finance obligations. As a result, payments made under these lease arrangements are accounted for as interest expense and a reduction of the principal amounts outstanding under the Company’s lease finance obligations. By including in Adjusted EBITDA the amounts the Company pays under its lease finance obligations, the Company is able to present such payments as operating costs instead of financing costs. The Company believes that this presentation helps investors better understand its operating performance relative to other companies that do not account for their leases as lease finance obligations.

Any measure that excludes interest expense, gain/loss on extinguishment of debt, depreciation and amortization or income taxes has material limitations because the Company uses debt and lease financing in order to finance its operations and its acquisitions, it uses capital and intangible assets in its business and the payment of income taxes is a necessary element of its operations. Due to these limitations, the Company uses EBITDA and Adjusted EBITDA only in addition to and in conjunction with results and cash flows presented in accordance with GAAP. The Company strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, each as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of EBITDA and Adjusted EBITDA with non-GAAP financial measures having the same or similar names used by other companies.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of August 3, 2009, the Company operated 1,679 stores in eleven states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to identify, acquire and integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the current global financial crisis and uncertainty in global economic conditions; wholesale cost increases of, and tax increases on, tobacco products; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; the Company’s financial leverage and debt covenants; environmental risks associated with selling petroleum products; and governmental laws and regulations, including those relating to tobacco products and the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of August 4, 2009. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.
Unaudited Consolidated Statements of Operations and Selected Financial Data
(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended		Nine Months Ended
	June 25, 2009	June 26, 2008	June 25, 2009	June 26, 2008
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
Revenues:
Merchandise	$431,144	$429,193	$1,210,658	$1,204,849
Gasoline	1,196,915	2,037,050	3,363,520	5,276,674
Total revenues	1,628,059	2,466,243	4,574,178	6,481,523

Costs and operating expenses:
Merchandise cost of goods sold	280,082	272,577	776,102	759,372
Gasoline cost of goods sold	1,146,867	1,979,527	3,127,893	5,116,055
Store operating	125,393	126,092	382,677	379,068
General and administrative	27,811	22,218	78,174	67,985
Depreciation and amortization	27,374	27,268	80,528	80,679
Total costs and operating expenses	1,607,527	2,427,682	4,445,374	6,403,159

Income from operations	20,532	38,561	128,804	78,364

Other income (expense):
Gain on extinguishment of debt	—	—	7,163	—
Interest expense, net	(20,908)	(21,775)	(63,304)	(65,255)
Miscellaneous	46	288	264	750
Total other expense	(20,862)	(21,487)	(55,877)	(64,505)

(Loss) income before income taxes	(330)	17,074	72,927	13,859

Income tax benefit (expense)	373	(6,406)	(27,108)	(5,021)

Net income	$43	$10,668	$45,819	$8,838

Earnings per share:
Net income per diluted shares	$0.00	$0.48	$2.06	$0.40
Diluted shares outstanding	22,281	22,214	22,240	22,243

Selected financial data:
EBITDA	$47,952	$66,117	$209,596	$159,793
Adjusted EBITDA	$36,117	$54,667	$174,272	$125,572
Merchandise gross profit	$151,062	$156,616	$434,556	$445,477
Merchandise margin	35.0%	36.5%	35.9%	37.0%
Retail gasoline data:
Gallons	533,978	532,195	1,525,896	1,575,799
Margin per gallon (1)	$0.0930	$0.1068	$0.1533	$0.1008
Retail price per gallon	$2.21	$3.72	$2.17	$3.25
Wholesale gasoline data:
Gallons	7,489	16,716	32,617	52,966
Margin per gallon (1)	$0.0497	$0.0403	$0.0539	$0.0326
Total gasoline gross profit	$50,048	$57,523	$235,627	$160,619

Comparable store data:
Merchandise sales %	0.2%	-2.5%	-0.5%	-1.7%
Gasoline gallons %	-0.5%	-5.2%	-4.8%	-3.7%

Number of stores:
End of period	1,679	1,660	1,679	1,660
Weighted-average store count	1,649	1,659	1,650	1,649

(1)

Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	June 25, 2009	September 25, 2008

Assets
Cash and cash equivalents	$215,407	$217,188
Receivables,net	81,590	109,050
Inventories	128,590	132,248
Other current assets	32,081	27,551
Total current assets	457,668	486,037

Property and equipment, net	1,010,558	990,916
Goodwill	632,958	627,653
Other noncurrent assets	60,705	64,124

Total assets	$2,161,889	$2,168,730

Liabilities and shareholders' equity
Current maturities of long-term debt	$4,316	$27,385
Current maturities of lease finance obligations	6,269	5,322
Accounts payable	155,684	171,216
Other accrued liabilities	121,933	121,154
Total current liabilities	288,202	325,077

Long-term debt	789,019	819,115
Lease finance obligations	459,755	459,711
Deferred income taxes	96,490	90,708
Deferred vendor rebates	19,243	20,875
Other	68,328	63,385
Total shareholders’ equity	440,852	389,859

Total liabilities and shareholders’ equity	$2,161,889	$2,168,730

The Pantry, Inc.
Reconciliation of Non-GAAP Financial Measures
(In thousands)

	Quarter Ended		Nine Months Ended
	June 25, 2009	June 26, 2008	June 25, 2009	June 26, 2008

Adjusted EBITDA	$36,117	$54,667	$174,272	$125,572
Payments made for lease finance obligations	11,835	11,450	35,324	34,221
EBITDA	47,952	66,117	209,596	159,793
Gain on extinguishment of debt	—	—	7,163	—
Interest expense, net	(20,908)	(21,775)	(63,304)	(65,255)
Depreciation and amortization	(27,374)	(27,268)	(80,528)	(80,679)
Income tax benefit (expense)	373	(6,406)	(27,108)	(5,021)
Net income	$43	$10,668	$45,819	$8,838

Adjusted EBITDA	$36,117	$54,667	$174,272	$125,572
Payments made for lease finance obligations	11,835	11,450	35,324	34,221
EBITDA	47,952	66,117	209,596	159,793
Gain on extinguishment of debt	—	—	7,163	—
Interest expense, net	(20,908)	(21,775)	(63,304)	(65,255)
Income tax benefit (expense)	373	(6,406)	(27,108)	(5,021)
Stock-based compensation expense	1,619	808	5,378	2,545
Changes in operating assets and liabilities	11,142	12,064	10,777	(9,589)
Other	804	9,199	5,384	8,766
Net cash provided by operating activities	$40,982	$60,007	$147,886	$91,239

Net cash used in investing activities	$(65,971)	$(24,914)	$(101,489)	$(102,469)

Net cash (used in) provided by financing activities	$(2,372)	$77,857	$(48,178)	$101,592